Item 5 - Other Events.

The  registrant's   press  release  dated  December  11,  2000,   regarding  its
announcement to spin off the company's Office System business to stockholders.


Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                          Description
   -------      ----------------------------------------------------------

     (1)         Pitney Bowes Inc. press release dated December 11, 2000.



                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                PITNEY BOWES INC.




December 11, 2000




                                /s/ B. P. Nolop
                                -----------------------------------
                                B. P. Nolop
                                Executive Vice President and
                                Chief Financial Officer
                                (Principal Financial Officer)



                                /s/ A. F. Henock
                                -----------------------------------
                                A. F. Henock
                                Vice President - Controller
                                and Chief Tax Counsel
                                (Principal Accounting Officer)

                                                                       Exhibit 1

FOR IMMEDIATE RELEASE
---------------------

                            PITNEY BOWES TO SPIN OFF
                             OFFICE SYSTEMS BUSINESS

Stamford, Conn., December 11, 2000 -- The Pitney Bowes Inc. (NYSE: PBI) Board of Directors today unanimously approved a plan to spin off the company's Office Systems business to stockholders as an independent, publicly-traded company. The new business consists of U.S. and U.K. Office Systems operations. The transaction is expected to be completed by the end of the third quarter 2001.
For financial reporting purposes, Office Systems will be treated as a discontinued operation. Under the proposal, it is anticipated that Pitney Bowes stockholders will receive 100 percent of the stock of the new company. The stock distribution ratio, record and distribution dates will be determined just prior to the spin date.
         Michael J. Critelli, Chairman and CEO of Pitney Bowes Inc. said, "The successful completion of this transaction will maximize the value of both Pitney Bowes and Office Systems to our stockholders and customers." He continued, "As separate entities, we can leverage the core strengths of each respective company and sharpen the focus on the growth opportunities in our designated markets, while maximizing speed and enhancing responsiveness to changing customer and competitive conditions. Both organizations will also have greater flexibility to invest and structure themselves in alignment with market needs, while continuing during the transition to provide all customers with the quality products and services that they've come to expect from Pitney Bowes."
         It is intended that Office Systems will be licensed to operate under the "Pitney Bowes" brand name for a period of time as Pitney Bowes Office Systems and will continue to be headquartered in Trumbull, Connecticut. Pitney Bowes Office Systems will feature a separate management team led by Marc C. Breslawsky as the Chief Executive Officer.

         Currently  serving  as the  President  and Chief  Operating  Officer of
Pitney Bowes Inc., Mr. Breslawsky has over 30 years experience in the Office Systems market and, in fact, started the facsimile business for Pitney Bowes in 1982. Mr. Breslawsky and Mr. Critelli will continue to work together during this transition, with more of Mr. Breslawsky's focus being directed toward the spin-off as the transaction nears completion.
         "There is no one more capable of successfully guiding the new company through today's hypercompetitive office systems marketplace than Marc Breslawsky," commented Mr. Critelli. "When you combine Marc's proven operational effectiveness, strategic sourcing skills, and ability to motivate and drive a direct sales and marketing organization, with his years of experience guiding both of these businesses for Pitney Bowes, he is well positioned to succeed in leading and leveraging the strengths of this new organization."
         Mr. Breslawsky said, "The Office Systems spin-off is consistent with the strategic actions that we've previously taken with this business --- starting with the merger of the facsimile and copier businesses, and most recently, the phased expansion of the sales coverage to handle both product lines across all market sectors earlier this year. We strongly believe that Office Systems has the right products, the right strategy, the right people and the right customer relationships to succeed in the marketplace."
         Customers will also benefit from the synergies between the two independent companies according to Mr. Breslawsky. "The spin-off process will be seamless for Pitney Bowes and Office Systems customers because both organizations are committed to working together in the best interests of all customers," stated Mr. Breslawsky. "After the transaction is complete, Pitney Bowes Financial Services will continue to provide Office Systems customers with convenient access to leading-edge leasing and financial services, while Office Systems will continue to provide productivity-enhancing fax and copier systems for Pitney Bowes Management Services' customers."
         The transaction is not subject to a vote of stockholders. The spin-off will be subject to customary conditions, and prior to its completion, the company intends to obtain a ruling from the Internal Revenue Service that the transaction will be tax-free.

         On a pre-spin total company basis, the office systems operations are estimated to contribute 14-15 percent of Pitney Bowes' forecasted revenue, 11-12 percent of forecasted EBIT, and 11-12 percent to forecasted net income for the full-year 2000. As noted, Pitney Bowes Office Systems will be treated as a discontinued operation beginning in fourth quarter 2000. This will lower the company's proforma continuing operations earnings per share guidance for 2000 to $2.15 to $2.18 and for 2001 to $2.35 to $2.40. For the reasons previously disclosed, Pitney Bowes' revenue excluding the Office Systems operation, is expected to decline about five percent in the fourth quarter, which implies an increase of about two percent for the full-year 2000. The expected full-year revenue growth rate for 2001 is four to six percent.
         Pitney Bowes' continuing operations will include worldwide mailing, shipping and logistics, production mail, e-billing and statement presentment, small business solutions, management services, document outsourcing, and financial services businesses.
         Pitney Bowes is a global provider of total messaging solutions. For more information on the company please visit www.pitneybowes.com
         The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1999 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the spin-off.